Exhibit 99.1

         THE GYMBOREE CORPORATION REPORTS APRIL AND FIRST QUARTER SALES

    SAN FRANCISCO, May 5 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from retail operations for the four-week period ended April 30, 2005, of $44.5 million, an increase of 3% compared to net sales from retail operations of $43.0 million for the same four-week period last year. Comparable store sales for the four-week period decreased 3% compared to a 1% increase in comparable store sales for the same period last year.

    Net sales from retail operations for the first fiscal quarter of 2005 were $160.0 million, an increase of 11% compared to net sales from retail operations of $144.4 million in the first fiscal quarter last year. Comparable store sales for the first fiscal quarter increased 3% compared to a 6% increase in comparable store sales for the same period last year.

    The Company also reaffirmed earnings guidance from continuing operations for the full fiscal year 2005 of $0.40 to $0.50 per diluted share. For the second quarter of fiscal 2005, the Company expects comparable store sales to be flat to slightly positive to the prior year. Earnings from continuing operations for the first fiscal quarter are anticipated to be in the range of $0.11 to $0.14 per diluted share. A loss of $0.23 to $0.26 per diluted share is anticipated for the second fiscal quarter.

    Management Presentations

    For more information about April sales, please listen to The Gymboree Corporation's monthly sales recording by calling its Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, May 5 at 7:55 a.m. EST through Thursday, May 12 at 11:59 p.m. PST.

    The live broadcast of the discussion of first quarter 2005 earnings results will be available to interested parties at 1:30 p.m. PST (4:30 p.m. EST) on Thursday, May 19, 2005. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight EST, Thursday, May 26, 2005, at 800-642-1687, passcode 6110917, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation

    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of April 30, 2005, the Company operated a total of 645 stores: 575 Gymboree(R) retail stores (547 in the United States and 28 in Canada), 55 Janie and Jack(R) retail shops and 15 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 524 franchised and company-operated centers in the United States and 25 other countries.

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    Forward-Looking Statements

    The foregoing sales figures for the four-week period and quarter ended April 30, 2005 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the effect of new accounting rules requiring the expensing of stock options, the level of our promotional activity, unanticipated costs actually incurred in connection with the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 29, 2005. These forward-looking statements reflect The Gymboree Corporation's expectations as of May 5, 2005. The Gymboree Corporation undertakes no obligation to update the information provided herein.

    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.

SOURCE  The Gymboree Corporation
    -0-                             05/05/2005
    /CONTACT: Blair W. Lambert, Investor Relations, +1-415-278-7933, or investor_relations@gymboree.com, or Jaclyn Schatzow, Media Relations, +1-415-278-7472, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://www.gymboree.com /